Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is dated as of February 11, 2009 by and between Pharmos Corporation ("Pharmos US"), Pharmos Ltd. ("Pharmos IL" and together with Pharmos US, the "Seller") and Reperio Pharmaceuticals Ltd., an Israeli company ("Buyer") (Seller and Buyer shall sometimes be referred to collectively as the “Parties”, and severally as a “Party”).

W I T N E S S E T H:

WHEREAS, Seller has been engaged in the research and development of CB2 synthetic small molecular drugs;

WHEREAS, Seller is the owner of the patent applications specified in Exhibit A (the "Applications") and the related Know How (as defined below).

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all right, title and interest in and to the Applications, any Patent Rights thereto, and the Know How (as defined below), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of all of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

DEFINITIONS

“Additional Ingredient” shall mean any compound or substance which (i) is contained in a product and (ii) when administered to a patient has a therapeutic or prophylactic clinical effect independent of a Product (as defined below), either directly or by acting synergistically with or otherwise enhancing the effect of other compounds or substances other than the Product (as defined below) contained in such product.

"Affiliate" shall mean, with respect to a Party, any person, organization or entity controlling, controlled by or under common control with, such Party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls more than fifty percent (50%) of the outstanding voting shares or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the organization or other entity.

"Assets" means: (i) the Patent Rights; (ii) the Know How; (iii) any quantity of those compounds described in or covered by the Applications, held by Seller; (iv) any documentation in connection with the Sponsored Programs in either digital and/or hard copy, including without limitation, the actual OCS grants received starting 2004, as reflected in the financial files prepared by the independent auditor of the Seller; and (v) the Contracts.

"Contracts" means the agreements with any of the following: (i) Prof. Manuel Guzman, Department of Biochemistry and Molecular Biology. School of Biology, Complutense University, Madrid, Spain, and (ii) CHDI Foundation Inc, the Huntingdon's Disease Research Group, US attached hereto as Exhibit B.

“Closing” shall have the meaning ascribed thereto in Section 1.5 hereof; including the closing of the transactions contemplated thereby;

“Combination Product” shall mean a product, compound or substance which comprises a Product (as defined below) and at least one Additional Ingredient.
"Exit Event" shall mean (a) a merger of the Buyer with any third party, following which the Buyer is not the surviving entity; (b) the sale of all or substantially all of the Buyer’s assets in one transaction or series of related transactions; or (c) the sale of all or substantially all of the issued and outstanding share capital of the Buyer by its then current shareholders to any third party.

“Encumbrances” means any and all leases, charges, claims, equitable interests, liens, options, rights of refusal, pledges, mortgage, assignments, security interests, sales contracts, license agreements or arrangements, any liability whatsoever to make any payment by way of royalties, fees or otherwise, restrictions, obligations or encumbrances of any kind with the exception of the Assumed Liabilities as defined below.

"Know How" means the know how, information, technology, formulae, data, designs, drawings, specifications, associated to and inventions described in the Applications, any other proprietary information required or useful for the exploitation of the Patent Rights and any intellectual property rights related thereto including: (i) all technical reports and documentation, chemical data and laboratory data and notebooks available at Pharmos IL relating solely to the Application, the compounds described therein and the process of the development thereof; (ii) the research and development programs conducted at Pharmos IL, with the support of the OCS resulting in the inventions described in the Applications and the supporting documentation; (iii) any customer and supplier lists (including contact details), pricing and cost information, and business and marketing plans, proposals and information relating solely to the compounds covered under the Applications; (iv) any material, data, correspondences and information in connection with the discussions and negotiations between Seller and any potential partner or collaborator, including without limitations,  the entities specified in Section 1.4(b) in connection with the Assets; and (v) any material, data, correspondences and information in connection with the Contracts and the activities taken thereunder. Certain items specified above are subject to confidentiality undertaking by Seller and shall be assigned subject to Buyer assuming such limitation.

“Liabilities” means (i) any and all indebtedness of Seller, whether or not evidenced by any contract, and (ii) all liabilities, duties and obligations of, and claims against, or relating to Seller, or to the operation of the business or the ownership, possession or use of any of the Assets or any other assets by the Seller on or prior to the Closing, in each case whether accrued, unaccrued, matured, unmatured, absolute, contingent, known or unknown, asserted or unasserted and whether now existing or arising at any time prior to, at, or after the Closing.

“License Payment” shall mean any payments or other consideration that Buyer receives from an unaffiliated third party ("Licensee"), in consideration of or under a license, or the grant of an option to obtain a license, of some or all of the rights in the Patent Rights (whether or not any such grant of right is actually referred to as a license but specifically excluding any M&A type of transaction), including without limitation royalty payment, license fees, milestone payments and license maintenance fees but specifically excluding: (i) reimbursement for research and development and patent related expenses; (ii) payments specifically committed to cover future costs to be incurred by Buyer under further research and development program; and (iii) Royalties payable in accordance with Section 1.4 below in connection with sales by the Buyer ("Transaction"). In the event that the Transaction with the Licensee involves additional technology and/or intellectual property of the Buyer, then License Payment shall be determined by multiplying the amount received by the Buyer from the Licensee under the Transaction by the fraction of C/(C+D) where “C” is the fair market value of the Patent Rights; and “D” is the fair market value of all other technology and intellectual property included in the Transaction with Licensee.  In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Patent Rights and all other technology and intellectual property included in the Transaction.

"Patent Rights" means the Applications including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

"Sponsored Programs" the research and development programs conducted at Pharmos IL, with the support of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor (the “OCS”) and specified in Exhibit C.

ARTICLE I
TERMS OF THE TRANSACTION

Section 1.1                                Sale and Purchase of the Assets.  On and subject to the terms and conditions set forth hereunder and in reliance upon the representations and warranties of the Parties set forth herein, effective as of and contingent upon the Closing, Seller shall and hereby does sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's Assets, rights, title and/or interest in the Assets as of the Closing.  The Assets shall be conveyed free and clear of all liabilities, obligations, or Encumbrances other than the Assumed Liabilities specified in Section 1.3 below; Following the Closing the Seller shall not have any right title or interest whatsoever in any of the Assets, other than that the Buyer shall and hereby grants the Seller or any successor or assignee a non exclusive right to use the information covered under items (iv) and (v) of the definition "Know How" for any use or purpose without limitation to the extent such information is applicable other than to the Assets. Nothing contained herein shall derogate from Seller's undertaking under Section 7.2 below or be deemed or interpreted as a grant of license or right in and to any of the other Assets.

Section 1.2                                Consideration. In consideration of the transfer and assignment of the Assets, Buyer shall, at the Closing: (i) assume the Assumed Liabilities as specified in Section 1.3 below; (ii) pay Pharmos US an amount equal to US$ 200,000 (Two Hundred Thousand US Dollars), V.A.T, if applicable, not included (the “Upfront Payment”); and (iii) issue to Pharmos US 11,111 ordinary shares of the Buyer with nominal value of NIS0.01 each (the "Shares"),  constituting 10% (ten percent) of the issued and outstanding share capital of the Buyer as of the date hereof. Thereafter, Pharmos US shall be further entitled to Royalty Payment and License Payment as set forth in Section 1.4 below.

Section 1.3                                Assumed Liabilities.   At the Closing, the Buyer shall and hereby does assume and agree to pay, perform and discharge when due all liabilities and obligations of Seller under the Sponsored Programs to the extent such liability or obligation relates to the inventions described in the Applications and specified in the letter provided to the OCS in the form attached hereto as Exhibit D (the "Assumed Liabilities") and as may be further amended with the consent of the Parties and the OCS and reflected in the final approval of the OCS, which will be attached as Exhibit D and replace the attached letter. Other than as set forth herein, Buyer shall not assume or have any responsibility or obligation, with respect to any Liability of the Seller.

Section 1.4                                The Contingent Payments. Following the Closing, the Buyer shall pay Pharmos US additional amounts, as follows:

(a)           Royalties.  Royalty payment equal to 3.5% (three and a half) of the gross amount invoiced or billed by the Buyer or its Affiliate on its behalf (but not any of its Licensees or assignees) in connection with the sale of any product, process or service that is derived from, comprises of or incorporates the Patent Rights and/or the Know How or any part thereof, or that uses the Patent Rights and/or the Know How as a basis for subsequent modifications of the compounds covered under the Patent Rights and that are standard in drug development including, without limitation, the construction of modified compounds based on the Patent Rights that work essentially in a chemically analogues manner to the Patent Rights (the "Product" and the "Royalties" respectively).

Notwithstanding anything to the contrary set forth herein, in the event a Product is sold by the Buyer in the form of a Combination Product, Royalties from such Combination Product, shall be determined by multiplying the gross amount invoiced or billed by the Buyer (but not any of its Licensees or assignees) in connection with the sale of the Combination Product during the applicable royalty reporting period, by the fraction A/(A+B) where: “A” is the average sale price of the Product contained in the Combination Product when sold separately by the Buyer; and “B” is the average price of the other Additional Ingredients included in the Combination Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.  In the event that such average sale price cannot be determined for either the Product and all other Additional Ingredients included in the Combination Product, Royalties from such Combination Product, shall be determined by multiplying the gross amount invoiced or billed by the Buyer (but not any of its licensees or assignees) in connection with the sale of the Combination Product during the applicable royalty reporting period, by the fraction of C/(C+D) where “C” is the fair market value of the Product; and “D” is the fair market value of all other Additional Ingredients included in the Combination Product.  In such event, the Parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Product and all other Additional Ingredients included in the Combination Product.

(b)           License Payment. Buyer or its Affiliate on its behalf shall pay an amount equal to 10% (ten percent) of all License Payment actually received by the Buyer or its Affiliate on its behalf from a Licensee. Notwithstanding the foregoing, the rate shall be equal to 25% (twenty five percent) if the License Payment is received by the Buyer or its Affiliate on its behalf from any of the following companies: P&G, BTG, J&J, AstraZeneca or Bayer under a Transaction consummated at any time prior to the second anniversary of the execution of this Agreement.

(c)           Payment upon Exit Event. Upon the occurrence of an Exit Event, if the closing thereof is held at any time prior to lapse of 18 months following the execution of this Agreement (the "Initial Period"), the Buyer shall pay an amount equal to 10% (ten percent) of the aggregate pre-tax consideration amount to be received by the Buyer or its shareholders (as applicable), in cash or in kind, subject to and upon the closing of the Exit Event, whether any such amount is paid at the initial closing of such Event or thereafter through an earn-out or escrow arrangement (the "Consideration"). Notwithstanding the foregoing, the rate shall be equal to 25% (twenty five percent) if the Exit Event is entered into with any of the following companies: P&G, BTG, J&J, AstraZeneca or Bayer. Following the Initial Period, Buyer shall pay an amount equal to 5% (five percent) of the fair market value assigned to the Assets as part of the Exit Event out of the aggregate Consideration received by the Buyer or its shareholders. Upon the payment of the foregoing Consideration, the assignee and/or the Buyer shall be released from the obligations set forth above in connection with payment of Royalties and License Payment in connection with the Assets assigned under such transaction. In the event that the Consideration includes any success or milestone based payments or royalties from future sales of products, then the rate shall be increased to 10% (ten percent).

(d)           Sale of Assets. In the event that the Buyer sells its right and title in and to any of the Assets and such sale does not constitute an Exit Event (i.e. does not involve the sale of all or substantially all of the assets of the Buyer), then, Buyer shall pay an amount equal to 5% (five percent) of the aggregate pre-tax consideration amount to be received by the Buyer, in cash or in kind, upon the closing of such transaction or thereafter, as further detailed hereafter. In the event that the foregoing transaction includes any success or milestone based payments or royalties from future sales of products, then the transaction shall be deemed a Transaction entitling Seller to receive License Payment in accordance with Section 1.4(b) above. Payment in several installments (based on passage of time alone), payment under escrow arrangement for indemnification purposes or any other payment mechanism that is not milestone, success or sales related shall not cause the payment to be deemed License Payment and shall be covered under this Section, provided that Seller shall be entitled to its share from any such future amount. In any event the assignee shall be released from any payment obligation to the Seller, and the Buyer shall be subject to any payment pursuant to this Section 1.4(d).

(e)           Payment and Termination of Obligation. Payment of Royalties shall be made within 30 days following the end of a calendar year with respect to the preceding year on a Product-by-Product and country-by-country basis until the expiry of the last of any Patent Rights covering the respective Product in such jurisdiction. Payment on account of License Payment shall be made within 10 days following the actual receipt of any non-contingent, non refundable License Payment by the Buyer and as long as the Buyer or its Affiliate receives any payment from a Licensee under a respective Transaction in connection with the Patent Rights. Payment upon Exit Event shall be made following the actual receipt of non-contingent, non-refundable amount on account of Consideration by the Buyer or its shareholders, as applicable. Payment in connection with the sale of the Assets or any part thereof, under Section 2.4(d) shall be made following the actual receipt of non-contingent, non-refundable amount by the Buyer.

(f)           Reports. The Buyer shall report to Pharmos US in writing within 30 days following the first commercial sale of a Product or the closing of a definitive agreement for a Transaction with a Licensee which may result in License Payment. Within 30 days following the end of each calendar year the Buyer shall provide Pharmos US with a report signed by the Buyer’s chief financial officer of all amounts due to Pharmos US in connection with Royalties and License Payment during the preceding year pursuant to this Section 1.4 including a breakdown of the number and type of products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and License Payment payable to be calculated accurately. The annual report shall accompany the annual payment of Royalties and shall also include the Buyer's sales and Royalty forecasts for the following calendar year, if available. The Buyer shall require any Licensee to provide it with royalty reports detailed as customary in license agreements of such type.   Upon request, the Buyer shall produce such reports to Pharmos US.

(g)           Currency and Method of Payment. All payments to be made to Pharmos US pursuant to this Agreement shall be made in U.S. dollars and by wire transfer to such bank account as Pharmos US may direct from time to time. Foreign currency shall be converted into U.S. dollars using the average applicable interbank transfer rate determined by reference to the currency trading rates published by The Wall Street Journal (Eastern U.S. edition), over all business days of the calendar year for which the payment is due.

(h)           Audit. The Buyer shall keep and shall cause its Licensee to keep true and complete records regarding sales of Products in accordance with generally accepted accounting principles, in their respective countries of operation and to retain such records within the preceding period of five years and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective. Such records shall contain sufficient detail to enable the determination of any Royalties and License Payment due to Pharmos US hereunder.  Upon reasonable written notice to the Buyer, Pharmos US, through a designated independent auditor, shall have access during normal business hours to all such records of the Buyer and to any audit prepared by the Buyer  under an agreement with its Licensees, if any, once for each calendar year. The independent auditor appointed by Pharmos US shall report to Pharmos US on such records only to the extent reasonably necessary to enable Pharmos US to assess whether the obligation of the Buyer with respect to the maintenance of such records has been fulfilled and/or to determine the amount of any Royalties or License Payment due to Pharmos US hereunder. The independent auditor shall be obligated to maintain the confidentiality of such records. Any discrepancy shall be amended based on such report. Pharmos US shall bear the costs of such audit, unless the audit performed reveals underpayment of more than 10% in a calendar year, in which case Buyer shall bear the full costs of such audit.

(i)           Late Payments.  Buyer shall pay interest to Seller on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to three percent (3%) above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

(j)           Withholding Tax. If applicable laws require that taxes be withheld from any amounts due to Seller hereunder, Buyer shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Seller a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.

Section 1.5                                The Closing.

The Closing shall take place immediately upon the satisfaction or waiver of the conditions precedent set forth in this Agreement, or at such other time and place as may be agreed by the Parties (the “Closing”). Upon the Closing the following transactions shall occur and all transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered:
(a)           Buyer shall pay Pharmos US the Upfront Payment by wire transfer to the following bank account:  Account No. 200-001-298-118-6, at Wachovia Bank, NA, 1889 State Route 27, Edison, NJ 08817, USA, ABA No. 021200025; or as shall be otherwise agreed upon between the Parties and shall provide Pharmos US with a share certificate evidencing the issuance of the Shares;

(b)           Seller shall deliver to Buyer an executed bill of sale for the Assets and executed letter of assignments for the Applications and the Contracts in the form attached hereto as Schedule 1.5(b), accompanied by any consent required under the Contracts in connection with the assignment thereof;

(c)           Seller shall deliver to Buyer an executed power of attorney in the form reasonably acceptable to Parties;

(d)            The Parties shall execute such assignments and other instruments of conveyance as the Buyer may reasonably request to effectively consummate the transactions to be consummated at the Closing (it being understood that the Buyer and the Seller shall not be required to make any representations, warranties or covenants, expressed or implied, in any such assignments and other instruments); and

(e)           Seller shall sell, assign, transfer and deliver to Buyer, Seller’s entire, right, title and interest in the Assets and provide Buyer with any item of the Assets which is in tangible form (including documents, materials and hard copy data).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the following statements are true, correct and complete as of the date hereof and as of the Closing:

Section 2.1                                Authority Relative to This Agreement.  Seller has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 2.2                                Organization and Good Standing. Each of Pharmos US and Pharmos IL is duly organized, in good standing and validly existing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to own its properties and to carry on its business.

Section 2.3                                Noncontravention.  The execution, delivery, and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (a) violate or be in conflict with (i) any law, rule, regulation, or order of any governmental agency applicable to Seller, (ii) the organizational documents of Seller, (iii) any agreement, judgment, license, order, or permit applicable to or binding upon Seller, or (iv) any provision of any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound. (b) constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration thereunder, (c) result in the acceleration of any indebtedness owed by Seller, or (d) result in or require the creation of any encumbrance upon any assets or properties of Seller, or (e) give rise to any claim by or right of a creditor of the Seller under bankruptcy or insolvency laws,  in each case, where such conflict, acceleration or encumbrance would have a material adverse effect upon the condition of the Assets, the ability of the Seller to perform its undertakings hereunder or the binding effect of this Agreement.

Section 2.4                                Title to the Assets.

(a) To its best knowledge, Seller is the sole and exclusive owner of all rights, title and interests in and to the Assets free and clear of all Encumbrances.

(b) To its best knowledge, the delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to the Assets in Buyer, free and clear of all Encumbrances.

Section 2.5                                Encumbrances.  Seller has good and transferable title to the Assets, free and clear of all Encumbrances and other than the Assumed Liabilities, to its knowledge:

(a)           There are no third party rights whatsoever with respect to the Assets or any part thereof;
(b)           No item of the Assets or directly related thereto is subject to any law, judgment, injunction, order, decree, ruling or agreement restricting the use or licensing thereof;
(c)           No person or entity, including, any founder, shareholder, director or employee of Seller or any of its affiliates (whether past or present) has any ownership right, title, interest, claim in or any Encumbrance on any of the Assets;

(d)           No claim, action, suit, proceeding, hearing, investigation, charge, complaint, dispute or disagreement is pending or is threatened, which challenges the legality, validity, enforceability, use or ownership of any item of any of the Assets, and to the knowledge of Seller after due inquiry, no third party is infringing the Assets;

(e)           No contract, undertaking, agreement (written or oral) or commitment was entered into by Seller or is binding upon Seller with respect to the Assets or to which the Assets are or may be subject.

Seller represents and warrants to Buyer that the File History contains all material documents and information applicable to the Application and related Patent Rights, including any national or foreign applications filed (and translations thereof, if any), patent agent offices engaged, and opinions as to prior art and non-infringement available to Seller as of the date of the Closing.

Seller maintained and maintains adequate and sufficient security measures for the preservation of the secrecy and proprietary nature of the Assets and to the knowledge of the Seller, there is no unauthorized use or infringement of any of the rights in and to the Assets.

Section 2.6                                No Action, Proceeding, etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, prevent, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which affects or may affect the right of Buyer to purchase and own the Assets (the "Proceeding"). Seller is not aware of any basis for such Proceedings.

Section 2.7                                Consents.  Except as contemplated in this Agreement, no consent, approval, authorization order, filing, registration, or qualification of or with any court, governmental authority, or third person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, which such consent was not obtained prior to the execution hereof or the Closing, as applicable.

Section 2.8                                Seller’s Liabilities.  Seller has additional Liabilities, however such Liabilities, other than the Assumed Liabilities, belong to Seller, and shall be borne solely by Seller and nothing contained herein shall be deemed assignment to or assumption by the Buyer of any of the Liabilities other than the Assumed Liabilities.

Section 2.9                                Disclosure. Neither this Agreement nor any agreement or document made or delivered by Seller in connection herewith contains any untrue statement of a fact or omits to state a fact necessary to make the statements herein or therein not misleading. The representations and warranties of Seller as set forth hereinabove fully and accurately reflect the condition and state of Seller and the Assets. There is no material fact or information relating to the Assets that has not been disclosed to Buyer by Seller. Buyer has the right to rely fully upon the representations, warranties and covenants of Seller contained in this Agreement or any document executed or delivered in connection with or pursuant to any of the foregoing.

Section 2.10                                Representations and Warranties on Closing.  The representations and warranties made in this Article II are true and correct as of the date hereof and will be true and correct on and as of the Closing with the same force and effect as if such representations and warranties had been made on and as of the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following statements are true, correct, and complete.

Section 3.1                                Authority Relative to This Agreement.  Buyer has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.2                                Organization. Buyer is duly organized and validly existing under the laws of the State of Israel, and has the requisite power and authority to own its properties and to carry on its business.

Section 3.3                                Noncontravention and Consents.  The execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with any provision of (i) any law, rule, regulation, or order of any governmental agency applicable to Buyer, (ii) the organizational documents of Buyer, (iii) any agreement, judgment, license, order, or permit applicable to or binding upon Buyer, or (iv) any provision of any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound. (b) constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration thereunder, (c) result in the acceleration of any indebtedness owed by Buyer, or (d) result in or require the creation of any encumbrance upon any assets or properties of Buyer in each case, where such conflict, acceleration or encumbrance would have a material adverse effect upon Buyer or its ability to perform its undertakings hereunder.

Except as expressly contemplated in this Agreement, no consent, approval, authorization, or order of, and no notice to or filing with, any governmental agency or third party is required in connection with the execution, delivery, or performance by Buyer of the transactions contemplated by this Agreement or to consummate any transactions contemplated by this Agreement.

Section 3.4                                Representations and Warranties on the Closing.  The representations and warranties made in this Article III are true and correct as of the date hereof and will be true and correct on and as of the Closing with the same force and effect as if such representations and warranties had been made on and as of the Closing.

ARTICLE IV
COVENANTS

           Section 4.1                                Closing Efforts. On the terms and subject to the conditions of this Agreement, each of the Buyer and the Seller shall use commercially reasonable efforts to cause the Closing to occur hereunder, including by using commercially reasonable efforts to take or cause to be taken all actions and using such efforts to do or cause to be done all things reasonably necessary or advisable to perform its obligations hereunder, satisfy the conditions to Closing set forth in Article V, consummate the transactions contemplated hereby and comply with all legal requirements that may be imposed on it in connection with the consummation of the transactions contemplated hereby and thereby.  Each of the Buyer and the Seller shall promptly notify the other of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

The Seller and the Buyer have approached the OCS in connection with the assumption by the Buyer of the Assumed Liabilities (but not all Liabilities of the Seller to the OCS) in connection with the Sponsored Programs and will continue to collaborate as necessary to obtain the consent of the OCS to the transactions contemplated by this Agreement and the assumption by the Buyer of the Assumed Liabilities under the terms set forth in the letter filed to the OCS by the Seller in the form attached hereto as Exhibit D, or any other terms to be agreed between the Parties and the OCS and reflected in the final approval of the OCS which will be attached as Exhibit D and replace the foregoing letter.  The Buyer and the Seller shall furnish one another with such necessary information and reasonable assistance as the other may request in connection with the preparation of any filing, appeal, notification, report or submission.  The Buyer and the Seller shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the OCS and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made pursuant to such applicable law. Immediately following the execution hereof, Seller shall furnish the Buyer with a copy of all requests, approvals, documents and correspondences related to the Sponsored Programs including the financial files prepared by the independent auditor of the Seller.

The Buyer and the Seller shall use commercially reasonable efforts to obtain any consent, approval, authorization or clearance required under applicable law for the consummation of the transactions contemplated by this Agreement.

           Section 4.2                                Prosecution and Maintenance of Patent Rights. Until the Closing, Seller shall use commercially reasonable efforts and be responsible at its own expense to: (i) prosecute the Applications, including any and all related continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, extensions, foreign counterparts and substitute applications; and (ii) maintain at the applicable patent offices all patents granted thereunder and to defend any challenge or opposition relating thereto. Seller shall provide Buyer with the opportunity to opine, initiate, participate and assist in the preparation, filing, prosecution, protection and maintenance of the foregoing, at its own expense. Until the Closing, Seller shall inform Buyer immediately in the event it is aware of any infringement by third party of its Patent Rights.

Section 4.3                                Operation of the Business. During the period following the execution thereof and until the earlier of the Closing or the termination of the Agreement, Seller shall not:

(a)           sell, license, transfer or create any Encumbrances in the Assets, or enter into any agreement or undertake any new obligation with respect to the Assets with any person or entity;
(b)           abandon, waive or fail to preserve any of the rights in and to the  Assets;
(c)           create or allow any third party to create an Encumbrance over the Assets;
(d)           enter into any transaction which may affect, directly or indirectly, the Assets, this Agreement or the transactions contemplated hereunder; and
(e)           fail to comply with any law, decree or contractual obligation which may affect, directly or indirectly, the Assets, this Agreement or the transactions contemplated hereunder.

Seller shall inform Buyer in connection with any intellectual property that directly relates to the Assets and was developed by the Seller prior to the Closing. Such intellectual property shall be automatically included in the Assets purchased hereunder and the Parties shall amend the Agreement to reflect such additional Assets.

Section 4.4                                Notices. Prior to Closing, the Seller shall immediately notify Buyer, in writing, of the occurrence of any event or condition which may have an adverse affect on the technological and/or business status, condition or prospects of the Assets or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory or arbitral proceedings against any of the Assets or the Seller (if the same may have a material adverse effect on the Assets), and shall keep Buyer fully informed of such events and shall permit the Buyer prompt access to all necessary materials prepared in connection therewith.

Section 4.5                                No Shop. The Seller agrees that until the Closing, it will not directly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing confidential information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect the transactions contemplated hereunder or the Assets. Without derogating from the above, the abovementioned restriction shall not apply to any negotiation or transaction in connection with Cannabinor.

Section 4.6                                Due Diligence and Performance of Study. Seller shall afford Buyer and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to the Seller and make available all properties, books, records, contracts and documents of the Seller, and an opportunity to make such investigations as it shall reasonably desire to make of the Seller, all subject to Seller's confidentiality limitations and undertakings. The Seller shall furnish or cause to be furnished to Buyer and its authorized representatives all such information with respect to the Assets as Buyer and its authorized representatives may request and make the officers, directors, employees, auditors and counsel of the Seller available for consultation and permit access to other third parties reasonably requested for verification of any information so obtained, all subject to Seller's confidentiality limitations and undertakings.

As part of the scientific due diligence, Buyer intends and shall be entitled under this Agreement to conduct, at its own expense, an animal efficacy study of the lead candidate (PRS-639,058)  and its enantiomers covered under the Applications, to enable an enantiomer selection as customary in the pharma industry (the “Study”). For the purpose of such Study, upon the execution hereof, the Seller shall provide Buyer, for no additional consideration, with up to 4 gr. of the racemic mixture and 4 gr. of each enantiomer, to the extent available with the Seller.

The Buyer shall own all intellectual property rights of the results arising out of or relating to the Study (the “Results”), provided however that such Results and the intellectual property rights therein shall be returned to the Seller in the event that the Closing does not take place and this Agreement is cancelled or in case of Termination of the Agreement subject to section 8.2 hereafter.

ARTICLE V
CONDITIONS TO CLOSING

The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions and transactions, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered, unless waived by the Parties:

Section 5.1                                Representations and Warranties True.  All the representations and warranties of the Seller set forth in Article II and of the Buyer set forth in Article III of this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing, shall be true and correct in all respects on and as of the Closing as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement.

Section 5.2                                Covenants and Agreements Performed.  Each of the Parties shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

Section 5.3                                No Adverse Change and completion of Due Diligence Process.  There shall not have occurred prior to the Closing any adverse change in the technological and/or business status, condition or prospects of the Assets. The Buyer shall have completed the due diligence examination, including the Study, and the outcome of which shall be satisfactory to the Buyer.

Section 5.4                                Consents, Permits, and Waivers.  Each of the Parties shall have obtained any and all consents, permits, and waivers necessary for the consummation of the transactions set forth in, or contemplated by, this Agreement at the responsibility of such Party, including without limitation, the receipt by the Seller of the approval of the OCS under the terms set forth in Exhibit D (or as otherwise agreed between the Parties and the OCS) and any approval required in connection with the assignment of the Contracts hereunder.

Section 5.5                                Buyer shall have received the certificates, instruments, documents, and other items listed below:

(a)           All assignments, deeds and bills of sale and/or other documents necessary for the assignment and transfer of the Assets to the Buyer free and clear of all Encumbrances, in form and substance reasonably satisfactory to the Buyer duly executed and delivered by Seller, attached hereto as Schedule 1.5(b);
(b)           All materials and documents pertaining or relevant to the Assets and the use thereof;
(c)           The receipt of the consent of the OCS to this Agreement under the terms set forth in the letter attached hereto as Exhibit D, or as otherwise agreed between the Parties and the OCS, in which case the latter shall replace the foregoing letter.
(d)           An executed copy of the power of attorney in form reasonably acceptable to the Parties.
(e)           Any consent required for the assignment of the Contracts hereunder.

Section 5.6                                Buyer shall have received a copy of the File History and the contents of the File History shall be acceptable to Buyer in its reasonable discretion. Seller represents and warrants to Buyer that the File History contains all material documents and information applicable to the Application and the related Patent Rights, including any national or foreign applications filed (and translations thereof, if any), patent agent offices engaged, and opinions as to prior art and non-infringement available to Seller as of the date of the Closing.

Section 5.7                                Pharmos US shall have received the Upfront Payment and share certificate evidencing the issuance of the Shares as specified in Section 1.2 above.

Section 5.8                                Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, or to otherwise act as required by Section 4.1.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 6.1                                Survival of Representations.  The representations and warranties of the Seller contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing until the first anniversary of the Closing regardless of any investigation made by or on behalf of the Buyer.

Section 6.2                                Indemnification by Seller.  Seller agrees to indemnify, defend and hold Buyer and Buyer's affiliates’, security holders, shareholders, officers, directors, employees, agents, successors, and assigns (Buyer and such persons are hereinafter collectively referred to as "Buyer Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys' fees) (collectively "Buyer Losses") that any Buyer Indemnified Person may suffer, sustain, incur, or become subject to arising out of or resulting from (i) any misrepresentation, breach of warranty or breach of covenant made or undertaken by Seller under this Agreement; (ii) any of the Liabilities other than the Assumed Liabilities, (iii) any claims by any person or entity allegedly arising out of such person’s or entity’s rights as a shareholder, member, former shareholder, former member, employees, consultant, service provider, or security holder of Seller, (iv) any claims made by any creditor of Seller.

Section 6.3                                Notice and Opportunity to Defend.  If there occurs an event that either party reasonably asserts is an identifiable event pursuant to Section 6.2, the party seeking indemnification (the "Indemnities") shall notify Seller (the "Indemnitor") in writing, promptly.  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, the Indemnities shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding within 15 days of Indemnities becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure.  The Indemnitor shall have a period of 30 days within which to respond thereto.  If the Indemnitor accepts responsibility or does not respond within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor.  If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law.  The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability.  In any event, the Indemnitee shall have the right to participate in a non- controlling manner and at its own expense in the defense of such asserted liability.  Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee which may not be unreasonably withheld and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability.

Section 6.4                                Limitations
.

In no event shall the Seller be liable for any Buyer Losses,  (i) unless and until the individual claim giving rise to any Losses exceeds US$10,000, in which case the Seller shall, subject to the following clause (ii), be liable for all Buyer Losses arising from such claim, and (ii) the aggregate amount of all such Buyer Losses shall not exceed an amount equal to the Upfront Payment.  Seller shall not have the right to offset any Losses claimed by the Buyer Indemnified Person hereunder against any other amounts owed by Buyer to the Seller.

THE INDEMNIFICATION OBLIGATIONS OF THE SELLER SHALL NOT EXTEND TO SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS.

ARTICLE VII
POST CLOSING COVENANTS

Section 7.1                                Further Acts. At Buyer sole cost and expense, Seller hereby undertakes to execute, verify, acknowledge and deliver any and all reasonable documents and to take any and all reasonable actions as Buyer may deem necessary or desirable in order to effectuate the assignment set forth herein and the fulfillment thereof, to vest, secure, perfect, protect or enforce the rights and interests of Buyer in and to the Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer to obtain any and all necessary approvals and consents, including the filing of the assignment or other transfer of title covenants with the USPTO and other patent offices.   In the event that Buyer is unable for any reason whatsoever to secure Seller's signature to any document following written request to Seller regarding such matter and a non response period of at least 7 days, it is entitled to under the preceding paragraph, Seller hereby irrevocably designates and appoints Buyer and its duly authorized officers and agents, as its agents and attorneys-in-fact to act for and on its behalf and in its stead, to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed or done by Seller.

Section 7.2                                Covenant Not to Compete.  Seller undertakes and covenants that following the Closing and during a period of one (1) year thereafter (the “Restricted Period”), it shall not compete with the Buyer in exploitation of technology which may directly compete with the Assets. Without derogating from the above, the abovementioned restriction shall not apply to any use or commercialization of the Cannabinor.  During the Restricted Period, Seller shall take all actions necessary in order to ensure that its current and former employees, consultants and service providers will comply with any and all confidentiality, non compete and non solicit undertakings they have towards Seller and which relate in any way or manner to the Assets, to the extent they are not employed by Buyer.

Section 7.3                                Covenant to Protect Confidential Information.  Seller acknowledges that in connection with its ownership of the Assets, Seller has Confidential Information, and Seller agrees that, after Closing, it will maintain in strict confidence and will not disclose to any person other than to Buyer or any person designated by Buyer, any Confidential Information, except with the prior written consent of Buyer. The term “Confidential Information” means any information which is proprietary or unique to the Assets, including to trade secret information, know-how, matters of a technical nature such as processes, techniques, data and formulae, research and development subjects and results, plans and strategies, operations, products, revenues, expenses, profits, sales, and any information concerning the Assets learned by Seller heretofore or hereafter. The foregoing undertaking shall not apply to any information that is relevant to any other technology owned or license by the Seller and not purchased hereunder or any information that becomes public knowledge with no fault of the Seller.

Section 7.4                                Former Employees. Upon the execution hereof, Arnon Aharon M.D and Iris Alroy PhD, formerly employees of Pharmos IL, will be released from any restriction existing pursuant to their engagement with the Seller, if any, in order to enable their engagement as founders and employees of the Buyer, including any confidentiality, non-solicitation and non-competition undertakings, to the extent applicable to the Assets and the exploitation and use thereof. In addition, the foregoing individuals shall be permitted to approach on behalf of and as part of the Buyer any manufacturers, subcontractors and consultants introduced to them during their engagement with Seller for the exploitation or use of the Assets by the Buyer.

ARTICLE VIII
TERMINATION

Section 8.1                                Termination of Agreement Prior to the Closing. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as provided below:
(a)           by mutual written consent of the Buyer and the Seller;
(b)           by the Buyer, if any of the conditions set forth in Section 5 applicable to the Seller shall have become incapable of fulfillment;
(c)           by the Seller, if any of the conditions set forth in Section 5 applicable to the Buyer shall have become incapable of fulfillment;
(d)           by the Seller or the Buyer, if the Closing shall not have been consummated on or before June 6, 2009; and
(e)           by the Buyer, if prior to the Closing occurred any adverse change in the condition of the Assets.
provided, however, that the Party seeking termination pursuant to clauses (b) through (d) is not then in material breach of any of its agreements or covenants contained in this Agreement or if as a result of such Party's actions the Closing does not occur or is incapable of fulfillment.

Any termination of this Agreement pursuant to this Section 8.1 shall be effective upon delivery of notice by the terminating party to the other party, and thereupon this Agreement and the transactions contemplated hereby shall be terminated, without further action by any Party.

Section 8.2                                Termination of Agreement Following the Closing. Following the Closing, Seller shall be entitled to terminate the Agreement in the event that at any time prior to the second anniversary of this Agreement: (i) Buyer (but not any of its Licensees or assignees) permanently abandons the development or commercialization efforts of the Assets or permanently ceases to sell Products (provided that the first commercial sale of a Product actually occurs prior to such time); or (ii) Buyer does not meet both of the following milestones (such that meeting any of the milestones shall not entitle the Seller to terminate the Agreement): (a) Buyer raises at least US$4,000,000 for its operation whether as equity investment, loan, grant or other form of financing; and (b) completion of MTD trials in two species (rodents and non rodents) compatible for IND filing. In the event that at any time until the second anniversary of the Agreement, Buyer enters into a Transaction, co-development agreement or any other form of strategic partnering, then the Seller's right under this Section 8.2(ii) shall expire and be of no further force and effect. Seller shall provide Buyer with prior written notice of its intention to terminate this Agreement pursuant to Section 8.2 hereof, and Buyer shall be entitled during the 30 day period following the receipt of such notice to provide Seller with evidence that it continues the development or commercialization efforts of the Assets or the sale of the Products, as applicable or otherwise is in compliance with the terms of Section 8.2(ii). If no such evidence is provided during the 30 day period, this Agreement shall be terminated with no further action of the Seller. Any dispute under this Agreement, shall be resolved pursuant to Section 9.10 below.

Section 8.3                                Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties hereunder shall terminate without any liability of either party to the other party (provided that the undertaking in Section 9.11 regarding confidentiality shall survive any such termination).  Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for liability for any breach by such Party, prior to the termination of this Agreement, of any covenant or agreement (but not any representation or warranty) contained in this Agreement or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

In addition to the above, in the event that this Agreement is terminated in accordance with Section 8.2, Buyer shall assign to Seller all right, title and interest in and to the Assets and the Result "as is" in the condition of such asset at the time of termination. The assignment upon termination in accordance with Section 8.2(ii) shall be subject to the Seller repaying the Buyer the Upfront Payment, assuming any of the Assumed Liabilities and reimbursing the Buyer for the costs and expenses expended and incurred by the Buyer in connection with the maintenance of the Patent Rights. In such event, Section 7.1 above shall apply on the Buyer, mutatis mutandis, with the necessary changes, subject to the approval of the OCS.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered personally, at the time of such delivery, (b) if transmitted by first class registered or certified mail, postage prepaid, return receipt requested, three (3) business days after the date of such mailing, (c) if sent by prepaid overnight delivery service, the next business day after being sent, or (d) if transmitted by cable, telegram, facsimile, or telex, at the time of such transmission, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to Seller:

Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ  08830, USA
Phone: (732) 452-9556
Fax: (732) 452-9557
Email: scneill@pharmos-us.com

If to Buyer:

Reperio Pharmaceuticals Ltd.
12A Kibush Ha’avoda Street
Herzliya 46322, Israel

With a copy to:

Baratz, Horn & Co.
1 Azrieli Center
Round Tower, 18th Floor
Tel Aviv 67021, Israel
Attention:  Yuval Horn, Adv.
Phone:  (972) 3-607-3777
Fax:      (972) 3-607-3778
Email: y.horn@bar-law.com

Section 9.2                                Entire Agreement.  This Agreement, together with the schedules, exhibits, annexes, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the term sheet executed between the Parties on January 20, 2009.

Section 9.3                                Amendment.  This Agreement may be changed, modified, or amended only by an instrument in writing duly executed by each of the Parties hereto.

Section 9.4                                Waiver.  The failure of any party to insist upon strict performance of a covenant hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's rights to demand strict compliance in the future.  No consent or waiver, express or implied to or of any breach or default in the performance of any obligations hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 9.5                                Binding Effect; Assignment; No Third Party Benefit.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns. Notwithstanding, each Party may, without the other Party's consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any purchaser of all or substantially all of its assets or shares, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation, provided that any such assignee agrees in writing to be bound by the terms of this Agreement. Nothing contained herein shall be interpreted or deemed to require the consent of the Seller for any transaction or grant of rights in and to the Assets following the Closing.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.6                                Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by law.

Section 9.7                                Governing Law.  The Parties agree and confirm that all matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations of the Parties pursuant hereto, will be governed solely by the laws of the State of Israel, even if, under the rules relating to the conflict of laws which apply in Israel it could be held that another law governs.

Section 9.8                                Fees and Expenses.  All fees and expenses, including fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.

Section 9.9                                Counterparts; Fax.  This Agreement may be separately executed in any number of counterparts and by any of the Parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

Section 9.10                                Arbitration.  In respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each of the Parties hereto consents to Any dispute, controversy or claim arising in relation to this Agreement or the transactions contemplated hereby, including with regard to its validity, invalidity, breach, enforcement or termination, will be referred to a single arbitrator, who shall be appointed by the Head of the Israeli Institute of Commercial Arbitration.  Arbitration proceedings shall take place in Tel Aviv, Israel, and shall be conducted according to the rules of substantive law either in Hebrew or in English. The arbitrator will not be bound by rules of evidence or procedure and will give the reasons for his judgment. The arbitrator's decision shall be final and enforceable in any court. This paragraph shall constitute an arbitration agreement between the Parties.

Section 9.11                                Confidentiality. Following the execution hereof, the Buyer (the “Receiving Party”) agrees that, without the express prior written consent of the Seller (the “Disclosing Party”), it will keep confidential, and not disclose or use Disclosing Party’s Confidential Information (as defined below) other than for the purposes of this Agreement. Receiving Party shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Receiving Party may disclose the Disclosing Party’s Confidential Information only to employees, and consultants of such party who have a “need to know” such information in order to enable such party to exercise its rights and fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. This confidentiality obligation shall expire upon the Closing in connection with any Confidential Information that relates to the Assets or otherwise upon the fifth anniversary hereof. In the event that the Closing is not held and this Agreement is terminated, this confidentiality obligation shall survive such termination and shall expire upon the fifth anniversary hereof.

For purposes of this Agreement, "Confidential Information" means any scientific, technical, trade or business information, techniques, processes, materials, compositions, devices, methods, formulas, trade secrets, patents and patent applications  disclosed by or on behalf of the Disclosing Party to Receiving Party within the framework of this Agreement, whether in oral, visual, written, graphic or electronic form, except to the extent such information: (i) was known to such party at the time it was disclosed, other than by previous disclosure by or on behalf of the Disclosing Party, as evidenced by such Receiving Party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Receiving Party by a third party who is not subject to obligations of confidentiality to the Disclosing Party, with respect to such information; or (iv) is independently developed by Receiving Party without the use of or reference to the Confidential Information, as demonstrated by documentary evidence.

Buyer is entitled to disclose this Agreement and any Confidential Information as part of the due diligence process by potential investors or collaborators under confidentiality undertaking, provided such party is legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. Buyer shall not use the name of Seller in its fund raising or collaboration efforts other than as required in connection with the disclosure of the Agreement and its terms.

Section 9.12                                Publicity
.  Neither Party shall issue any press release or public announcement pertaining to this Agreement, without the consent of the other Party, nor shall it use the other Party's name, provided however that following the Closing the Buyer shall be entitled to indicate that it has purchased the Assets from the Seller.

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IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

PHARMOS LTD.
By: ______________________

PHARMOS CORPORATION
By: ______________________

REPERIO PHARMACEUTICALS LTD.
By: Silvia Noiman, PhD, MBA